Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion of our report dated January 27, 2023, with respect to the financial statements of Rockstar Capital Group LLC as of December 31, 2022, and for the period from inception (September 16, 2022) to December 31, 2022, in this Regulation A Offering Circular on Form 1-A of Rockstar Capital Group LLC. We also consent to the reference to our firm under caption “Experts”.

Orlando, Florida January 27, 2023